Exhibit 99.1

 Telular Corporation Announces Resignation of Chief Executive Officer

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Feb. 22, 2005--Telular Corporation (NASDAQ:WRLS) announced today that Kenneth Millard has resigned as Chairman of the Board, Chief Executive Officer and President of the Company and as a Director, effective immediately. Mr. Millard will continue to work with the Company in a consulting role to ensure a smooth transition to new leadership for the Company. He has served as President and CEO of the Company since 1996 and as Chairman of the Board since 2001.
    "Ken has played a critical role in the growth of Telular, shepherding the company through some very difficult times for our industry and the economy, and we thank him for his strong leadership and service to the Company" said John Berndt, an independent director of the Company.
    Telular has announced that Mr. Berndt, the company's Lead Independent Director since August 2003, will serve as interim Chief Executive Officer and President of the Company until a permanent successor is named. Mr. Berndt has also been elected to serve as Chairman of the Board.
    Mr. Berndt has been a member of Telular's Board of Directors since 1996. Mr. Berndt retired from Sprint Corporation in September 2000. From 1998 to 2000, Mr. Berndt was president of Sprint International, an operating unit of Sprint Corporation. He served as president of Fluor Daniel Telecom, an operating company of the Fluor Daniel Corporation, from 1997 to 1998. From 1963 until 1996 he was employed by AT&T, where he was president of AT&T New Business Development/Multimedia Ventures from 1993 until the spin-off of Lucent Technologies in 1996 and, before that, President of AT&T's Business Services Business Unit from 1991 to 1993 and President of its International Communications Services Business Unit from 1987 until 1991.

    About Telular Corporation

    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Beijing, Mexico City and Johannesburg. For further company information, visit Telular at http://www.telular.com.

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2003. Copies of these filings may be obtained by contacting the Company or the SEC.

    CONTACT: Telular Corporation
             Jeffrey L. Herrmann, 847-247-9400
             jherrmann@telular.com
             or
             The Hoffman Agency for Telular
             Melissa Durkin, 408-975-3031
             mdurkin@hoffman.com